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                                                                Exhibit 99(j)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated September 20, 2007 on the financial statements of the RiverSource Disciplined Equity Fund, RiverSource Growth Fund, RiverSource Large Cap Equity Fund, and RiverSource Large Cap Value Fund of the RiverSource Large Cap Series, Inc., included in the Annual Reports for the year ended July 31, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 84 to the Registration Statement (Form N-1A, No. 2-38355) of the RiverSource Large Cap Series, Inc.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 25, 2007